CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of

Oppenheimer Quest International Value Fund:

We consent to the use in this Registration Statement of Oppenheimer Quest International Value Fund, of our report dated January 20, 2009, relating to the financial statements and financial highlights of Oppenheimer Quest International Value Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Independent Registered Public Accounting Firm" appearing in the Statement of Additional Information and "Financial Highlights" appearing in the Prospectus, which are part of such Registration Statement.

                                                                                                              KPMG LLP

Denver, Colorado

March 26, 2009